Exhibit 99.1

Walgreens Boots Alliance Announces Secondary Common Stock Offering

DEERFIELD, Ill., 1 November 2016 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) (the “company”) today announced that affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR,” and together, the “selling stockholders”) intend to offer for sale in an underwritten secondary offering (the “offering”) 20,461,215 shares of the company’s common stock pursuant to the shelf registration statement (File No. 333-209569) filed by the company with the Securities and Exchange Commission (the “SEC”) on 17 February 2016.

In addition, separate and apart from the proposed offering, the selling stockholders and Stefano Pessina, the company’s Executive Vice Chairman and Chief Executive Officer, informed the company that they have entered into an agreement on 31 October 2016, pursuant to which the selling stockholders have agreed to sell 2,000,000 shares of the company’s common stock to an affiliate of Mr. Pessina at the same price as the shares to be sold to the underwriter in the proposed offering, and subject to the completion of the proposed offering.

The company previously issued to the selling stockholders an aggregate of 52,461,215 shares of common stock in connection with the company’s strategic combination with Alliance Boots GmbH (“Alliance Boots”) completed in December 2014. The selling stockholders sold 15,000,000 shares in an underwritten secondary offering on 11 May 2016 and an additional 15,000,000 shares in an underwritten secondary offering on 1 August 2016. Prior to the proposed offering, the selling stockholders owned 22,461,215 shares in the aggregate, representing approximately 2.1 percent of the company’s outstanding shares of common stock, based on the number of shares outstanding as of 30 September 2016. Upon completion of the proposed offering and the separate proposed sale of shares by the selling stockholders to an affiliate of Mr. Pessina, the selling stockholders will no longer own any remaining shares of the company’s common stock previously issued to the selling stockholders in connection with the company’s strategic combination with Alliance Boots. The company is not selling any shares and will not receive any proceeds from the proposed offering.

Goldman, Sachs & Co. will act as the sole underwriter for the offering. The last reported sale price of the company’s common stock on 1 November 2016 was $82.46. The company filed an automatically effective shelf registration statement (including a prospectus) with the SEC for the offering. Before making any investment decision, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering.

The company intends to file a further prospectus supplement with respect to this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Copies of the

Walgreens Boots Alliance, Inc.

prospectus supplement and accompanying prospectus relating to the offering, when available, also may be obtained by writing or telephoning us at:

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, IL 60015

(847) 315-2922

Attention: Investor Relations

Goldman, Sachs & Co. will arrange to send you the prospectus supplement, when available, and the accompanying prospectus relating to the offering if you request them by contacting Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 212-902-1171, facsimile: 212-902-9316, e-mail: prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The proposed offering of these shares of common stock is being made only by means of a prospectus supplement and a related prospectus.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No 7, Botanics, Liz Earle and Soap & Glory.

*	As of 31 August 2016, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

(WBA-GEN)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ending 31 August 2016, which are incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.